Exhibit 99.1

WACHOVIA CREDIT CARD MASTER TRUST

Excess Spread Analysis—August 2004

Series	2000-1
Deal Size	$750 MM
Expected Maturity	07/15/05

Yield	18.50%
Less: Coupon	1.82%
Servicing Fee	1.50%
Net Credit Losses	6.15%
Excess Spread:
August-04	9.03%
July-04	8.14%
June-04	8.44%
Three month Average Excess Spread	8.54%

Delinquency:
30 to 59 days	0.99%
60 to 89 days	0.73%
90 + days	1.40%
Total	3.12%

Payment Rate	11.01%